Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 Nos. 333-289511 333-276374, 333-280235, and 333-283366 and Form S-8 Nos. 333-271264 and 333-284609 of Coya Therapeutics, Inc. of our report dated March 16, 2026, relating to the financial statements which appear in this Form 10-K.

/ s / Weaver and Tidwell, L.L.P.

New York, NY

March 16, 2026